Exhibit 99.1

NEWS	Overnite Corporation
P.O. Box 1216
Richmond, VA 23218-1216
(804) 231-8000

Contact:
Ira Rosenfeld, Director, OTC
August 4, 2005	Corporate Communications
(804) 291-5362
Irosenfeld@overnite.com

FOR IMMEDIATE RELEASE:

OVERNITE CORPORATION SHAREHOLDERS APPROVE UPS MERGER

RICHMOND, VA. – Overnite Corporation (Nasdaq: OVNT) shareholders on Thursday overwhelmingly approved a proposed merger agreement with United Parcel Service, Inc., which will complete the largest acquisition in UPS history. The transaction should close tomorrow, August 5.

Over 99 percent of the stockholders present or represented at a special shareholders meeting voted for adoption of the merger agreement. The votes cast represented 85 percent of the total shares outstanding and eligible to vote.

“Drawing on the strength of two long-standing success stories, today marks the beginning of a prosperous new era for Overnite with unlimited potential to grow,” Overnite Chief Executive Officer Leo H. Suggs said after the shareholders meeting held here.

On May 15, 2005, UPS and Overnite entered into a merger agreement whereby Overnite would become a wholly-owned subsidiary of UPS in a cash transaction valued at approximately $1.25 billion. The transaction price is worth $43.25 per share.

Overnite Corporation is one of America’s leading less-than-truckload transportation companies. Its principal operating company, Overnite Transportation Company, operates in all 50 states, Canada, Puerto Rico, Guam, the U.S. Virgin Islands and Mexico. Its other operating company, Motor Cargo, is a regional, less-than-truckload carrier primarily serving the western United States, Canada and Mexico. Together, they form one of the largest less-than-truckload carriers in the United States with more than 200 service centers.

UPS is the world’s largest package delivery company and a global leader in supply chain services, offering an extensive range of options for synchronizing the movement of goods, information and funds. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. UPS’ stock trades on the New York Stock Exchange (UPS) and can be found on the Web at UPS.com.

Additional information is available at Overnite’s Web site: www.OVNT.com. Overnite’s media contact is Ira Rosenfeld, 804-291-5362. Overnite’s contact for investors is Mike Mahan, 804-231-8852.

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